Exhibit 99.1

                                | PRESS RELEASE |

FOR IMMEDIATE RELEASE:  September 13, 2006

CONTACT:                Dawn E. McCurtain
                        406-373-8727

         STILLWATER MINING COMPANY AGAIN SUSPENDS OPERATIONS AT THE EAST
                         BOULDER MINE AS WILDFIRE GROWS

BILLINGS, MONTANA - STILLWATER MINING COMPANY (NYSE:SWC)

A new precautionary evacuation order in Sweet Grass County associated with the Jungle wildfire has led Stillwater Mining Company management to suspend operations again at the Company's East Boulder Mine, located south of Big Timber, Montana, beginning with the night shift on September 13th. The mine was closed for five days earlier this month as a result of the Derby wildfire, which now is largely contained.

While there is no imminent threat to the East Boulder Mine, the Jungle fire reportedly has spread to the north and west today, resulting in an evacuation order for areas along the primary access road to the mine.

Stillwater Mining Company management personnel will be in Columbus, Big Timber and Billings to monitor the fire situation.

Stillwater Mining Company employees who are scheduled to work can call (406) 932-8177 or (406) 322-8777 periodically for updated work schedule information.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

                                       ###